                                                                     Exhibit 2.7


                              CERTIFICATE OF MERGER
                                       OF
                       UNITED SHIPPING & TECHNOLOGY, INC.
                              (a Utah corporation)
                                      into
                          VELOCITY EXPRESS CORPORATION
                            (a Delaware corporation)


     The undersigned corporation, organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

     1. United Shipping & Technology, Inc. ("United Shipping") is a corporation organized and existing under the laws of the State of Utah.

     2. Velocity Express Corporation ("Velocity") is a corporation organized and existing under the laws of the State of Delaware.

     3. An Agreement and Plan of Merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each constituent corporation in accordance with Section 252 of the General Corporation Law of the State of Delaware.

     4. The name of the surviving corporation is Velocity Express Corporation.

     5. The certificate of incorporation of Velocity as in effect on the date of the merger shall be the certificate of incorporation of the surviving corporation.

     6. The executed Agreement and Plan of Merger is on file at the principal place of business of Velocity at 7803 Glenroy Road, Suite 200, Bloomington, Minnesota 55439. A copy of the Agreement and Plan of Merger will be furnished by Velocity upon request and without cost, to any stockholder of Velocity or shareholder of United Shipping.

     7. The authorized capital stock of United Shipping & Technology is 200,000,000 shares. The issued and outstanding capital stock of United Shipping is as follows: 17,271,399 shares of Common Stock, par value $0.004 per share, 2,806,797 shares of Series B Convertible Preferred Stock, par value $0.004 par value per share, 2,000,000 shares of Series C Convertible Preferred Stock, par value $0.004 par value per share, 1,894,873 shares of Series D Convertible Preferred Stock, par value $0.004 per share and 1,072,722 shares of Series F Convertible Preferred Stock, par value $0.004 per share.

     8. This Certificate of Merger shall become effective on January 4, 2002.

     IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be executed as of the 4th day of January, 2002.

                                       VELOCITY EXPRESS CORPORATION


                                       By: /s/ Wesley C. Fredenburg
                                           -------------------------------------
                                       Office: Secretary
                                               ---------------------------------